Exhibit 99.1

Interpace Diagnostics Reports 2016 First Quarter Financial Results and Operational Performance

PARSIPPANY, N.J., May 12, 2016-- Interpace Diagnostics Group (IDXG: NASDAQ), a company that provides clinically useful molecular diagnostic tests and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for better patient diagnosis and management, today reported financial and operational results for the first quarter ended March 31, 2016. Notable financial highlights included:

●	Revenue in the quarter of $3.0 million representing a 43% increase

●	Gross margin expansion to 61% from 26% in the prior year

●	March 2016 cash collections exceeded $1.3 million

●	Cost reductions of 22% in SG&A in Q1-2016 over the prior year

●	A 43% improvement in loss from continuing operations

Revenue for the first quarter of 2016 was $3.0 million, an increase of 43% compared to $2.1 million in the 2015 first quarter. Gross profit was $1.9 million, or 61% of revenue, as compared to $0.5 million, or 26% of revenue in the prior year. Total operating expenses for the period were $5.7 million compared to $6.7 million for the same period in 2015. The loss from continuing operations for the first quarter of 2016 was $4.0 million, a $3.0 million or 43% improvement as compared to a $7.0 million loss in the first quarter of 2015. Our net loss, which includes continuing and discontinued operations, was $4.8 million for the first quarter of 2016, compared to $3.9 million for the comparable period of 2015. Importantly, Adjusted EBITDA, a non-GAAP measure that the Company typically uses internally to assist in evaluating cash flow from continuing operations, improved from a $4.9 million loss in the first quarter of 2015 to a $2.2 million loss in 2016, a 56% improvement.

Recent Operational Highlights

●

Interpace’s Medicare Administrative Carrier (MAC), Novitas Solutions, agreed to cover ThyraMir®, our Micro RNA classifier that is used in combination with ThyGenX®, our Oncogene Panel assay for the pre-operative diagnosis and surgical management of patients with indeterminate thyroid nodules.

●

Novitas also assigned a new molecular CPT code (Current Procedural Terminology), to PancraGen® for the diagnosis and risk stratification of pancreatic cancer from suspicious cysts, which we believe should improve reimbursement efficiencies and permit us to differentiate our technologies that have significantly different features and offer unique benefits to patients with specific diseases.

●

We received approval from a major national managed care organization to cover ThyraMIR®. This approval brings the total number of potentially covered lives in the United States for ThyraMIR® to greater than 130 million.

●	We signed an agreement with Galaxy Health Network to provide coverage for all of our molecular pathology tests and services including ThyGenX® and ThyraMIR®, and PancraGEN®.

●	The Company launched a full collaboration with LabCorp to promote its ThyGenX® and ThyraMIR® combination products in the United States.

“Our increased revenue and operational improvements in the first quarter of 2016 reflect major milestones accomplished during Interpace’s accelerated transition to a pure play molecular diagnostics company in the first quarter of 2016. We reduced total costs by approximately 17% compared to the same period of last year and will seek to continue to manage our spending while focusing on delivering consistent growth,” commented Jack Stover, Interim Chief Executive Officer. “We are experiencing higher procedure volumes, growing commercial acceptance and sustainable pricing for our products. Total test accessions increased over 60% for the quarter compared to the prior year first quarter, and importantly accessions for Pancragen increased approximately 3% while thyroid accessions continued to be strong sequentially for the first quarter of 2016.”

“We are confident that our results in the first quarter of 2016, coupled with our continuing focus on efficiency and cost controls, demonstrates the viability of our business model and can deliver sustainable growth and longer term shareholder value. While we are pleased with our financial performance for the quarter, we are also currently engaged in efforts to restructure our debt and other obligations arising primarily from the sale of substantially all of our Commercial Services business in December 2015 and termination of that business’ remaining operations in March of 2016. It should be further noted that no assurances can be given at this time that such efforts will be successful,” concluded Stover.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, Interpace has provided certain non-GAAP financial measures to help evaluate the results of its performance. The Company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company also believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way that management views financial results as a metric to measure cash flows of the ongoing business.

In this document, the Company discusses Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is defined as Net Loss, adjusted for (Income) Loss from discontinued operations, Taxes, Depreciation and Amortization from Continuing Operations, Stock-Based Compensation, Other (income) Expense, Interest Expense, and certain nonrecurring adjustments, such as Executive Severance. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net loss.

About Interpace Diagnostics Group, Inc.

Interpace Diagnostics provides clinically useful molecular diagnostic tests and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for better patient diagnosis and management. The Company currently has three commercialized molecular tests: PancraGen® for the evaluation of pancreatic cysts and assessment of risk of concomitant or subsequent cancer; ThyGenX®, for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; and ThyraMIR®, for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay. Interpace Diagnostics mission is to provide personalized medicine through molecular diagnostics and innovation to advance patient care based on rigorous science.

ThyGenX® Oncogene Panel

ThyGenX® is used to improve risk stratification and surgical decision-making when standard cytopathology does not provide a clear diagnosis of thyroid cancer. Accordingly, ThyGenX® assists physicians in distinguishing between benign and malignant genotypes in indeterminate thyroid nodules by utilizing state-of-the-art next-generation sequencing (NGS) to identify more than 100 genetic alterations associated with papillary and follicular thyroid carcinomas, the two most common forms of thyroid malignancies. The ThyGenX® panel design is based on the miRInform® test, whose high predictive value has been validated in a recent prospective clinical study involving over 600 patients. Interpace Diagnostics acquired the miRInform test from Asuragen in 2014, and the test has subsequently been upgraded to an NGS platform, providing greater genomic insights and increased panel content.

ThyraMIR® Micro RNA Classifier

ThyraMIR® miRNA Classifier is the first gene expression classifier.  MicroRNAs are small, non-coding RNAs that bind to messenger RNA and regulate expression of genes involved in human cancers, including every subtype of thyroid cancer. ThyraMIR® measures the expression of 10 microRNAs and, when used in combination with ThyGenX®, yields high negative predictive value and high positive predictive value. This results in improved molecular classification of both benign and malignant thyroid nodules independent of thyroid cancer prevalence in the clinical setting.

About PancraGEN®

PancraGEN® is a pancreatic cyst molecular test that, by using a small sample of pancreatic cyst fluid, can aid in pancreatic cancer risk assessment. PancraGEN® is 90% accurate, according to clinical studies, enabling effective risk stratification of patients. Pancreatic cancer is often difficult to diagnose in early stages and typically spreads rapidly with signs and symptoms appearing when the cancer is significantly advanced. Because of this, and that complete surgical removal of the pancreas is not possible, pancreatic cancer is considered a leading cause of cancer deaths.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to our future financial and operating performance. The company has attempted to identify forward looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "projects," "intends," "potential," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond company's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause company's actual results to be materially different from those expressed or implied by any forward-looking statement. Known and unknown risks, uncertainties and other factors include, but are not limited to, our ability to adequately finance the business, our ability to restructure our debt and other obligations, the market's acceptance of our molecular diagnostic tests, our ability to secure additional business and generate higher profit margins through sales of our molecular diagnostic tests, in-licensing or other means, projections of future revenues, growth, gross profit and anticipated internal rate of return on investments. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in the company's periodic filings with the Securities and Exchange Commission (SEC), including without limitation, the Annual Report on Form 10-K filed with the SEC on March 30, 2016. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Investors:

Michael Polyviou

EVC Group, Inc.

(646) 445-4800

mpolyviou@evcgroup.com

Interpace Diagnostics Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015

Revenue, net	$3,035	$2,117
Cost of revenue	1,179	1,574
Gross Profit	1,856	543

Sales and marketing	1,547	2,226
Research and development	323	232
General and administrative	2,816	3,339
Acquisition related amortization expense	970	870
Total operating expenses	5,656	6,667

Operating loss	(3,800)	(6,124)
Interest expense	(203)	(848)
Other income (expense), net	6	(86)
Loss from continuing operations before tax	(3,997)	(7,058)
Income tax expense (benefit)	9	(73)
Loss from continuing operations	(4,006)	(6,985)
(Loss) income from discontinued operations, net of tax	(780)	3,117
Net loss	$(4,786)	$(3,868)

Basic and diluted income (loss) per share of common stock:
From continuing operations	$(0.23)	$(0.46)
From discontinued operations	(0.04)	0.21
Net loss per basic and diluted share of common stock	$(0.27)	$(0.26)

Weighted average number of common shares and common share equivalents outstanding:
Basic and Diluted	17,762	15,037

Selected Balance Sheet Data
($ in thousands)

	March 31,	December 31,
	2016	2015
Cash and cash equivalents	$4,340	$8,310

Total current assets	11,674	19,165
Total current liabilities	19,746	23,373

Total assets	56,775	67,712
Total liabilities	48,469	54,674
Total stockholders' equity	8,306	13,038

Selected Cash Flow Data
($ in thousands)

	For the Three Months Ended
	March 31,
	2016	2015
Net loss	$(4,786)	$(3,868)

Net cash used in operations	$(3,970)	$(5,617)
Net cash used in investing activities	-	(464)
Net cash used in financing activities	-	(26)
Change in cash and cash equivalents	(3,970)	(6,107)
Cash and equivalents, Beginning	8,310	23,111
Cash and equivalents, Ending	$4,340	$17,004

Reconciliation of Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended
	March 31,
	2016	2015
Net loss	$(4,786)	$(3,868)
Loss (income) from discontinued operations, net of tax	780	(3,117)
Income tax expense (benefit)	9	(73)
Other (income) expense, net	(6)	86
Interest Expense	203	848
Depreciation and amortization- continuing operations	1,100	1,014
Executive severance	459	-
Stock compensation - continuing operations	67	221
Adjusted EBITDA	$(2,174)	$(4,889)